Exhibit 107
CALCULATION OF FILING FEE TABLE
Form 424(b)(5)
(Form Type)

CareTrust REIT, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o) and (r)	—	—	$1,000,000,000(1)	0.0001381	$138,100(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	—		N/A
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$1,000,000,000		$138,100
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$138,100

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fee for the Form S-3ASR filed with the SEC on February 17, 2026.

Narrative Disclosure The maximum aggregate offering price of the securities to which the prospectus relates is $1,000,000,000. The prospectus is a final prospectus for the related offering.